(a)(39)

FORM OF

AMENDMENT NO. 35 TO TRUST INSTRUMENT OF

ING VARIABLE INSURANCE TRUST

Abolition of Series of Shares of Beneficial Interest

Effective:

THIS AMENDMENT NO. 35 TO THE TRUST INSTRUMENT OF ING VARIABLE INSURANCE TRUST (“IVIT”), a Delaware statutory trust, dated July 15, 1999, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of IVIT at a meeting held on November 21, 2013, with respect to ING GET U.S. Core Portfolio — Series 13, a series of IVIT (the “Fund”), acting pursuant to the Trust Instrument, including Section 2.6 and Section 11.4 of IVIT’s Trust Instrument.  The resolutions serve to abolish the Fund, and the establishment and designation thereof, there being no shares of such series outstanding at the time of their abolition.

ING VARIABLE INSURANCE TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Variable Insurance Trust (“IVIT” or the “Trust”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trust at a meeting held on November 21, 2013 with regard to the dissolution of a series of the Trust:

RESOLVED, that the Plan of Liquidation and Dissolution of Series (the “GET U.S. Core Plan”), in substantially the form presented at this meeting, together with any changes deemed appropriate by an officer of ING Variable Insurance Trust (“IVIT” or the “Trust”), upon the advice of counsel be, and hereby is, approved;

FURTHER RESOLVED, that the GET U.S. Core Plan be, and hereby is, intended to and shall constitute a plan of liquidation within the meaning of Section 851(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to ING GET U.S. Core Portfolio — Series 13 (the “GET U.S. Core Portfolio”);

FURTHER RESOLVED, that with respect to the GET U.S. Core Portfolio, a dividend shall be declared payable pro rata on the outstanding shares of the GET U.S. Core Portfolio in the aggregate amount necessary for the GET U.S. Core Portfolio to avoid any federal income or excise tax liability for its final taxable year ending in the 2013 calendar year, taking into account other amounts that have already been, and regular distributions that will be, distributed for such period;

FURTHER RESOLVED, that such dividend shall be paid on a payment date to shareholders of record of the GET U.S. Core Portfolio at the close of business on a record date to be determined by an officer of IVIT;

FURTHER RESOLVED, that the officers of IVIT be, and hereby are, authorized to make designations with respect to dividends declared as they deem appropriate, including, without limitation, designations of dividends as capital gain dividends to the extent permitted under Section 852(b)(3) of the Code, and designations under Code Section 854(b) of dividends eligible for the deduction under Code Section 243 (relating to the corporate dividends-received deduction); and

FURTHER RESOLVED, that the officers of IVIT be, and hereby are, authorized to take or cause to be taken all other actions, in connection with the liquidation of the GET U.S. Core Portfolio, including, without limitation, the execution and filing, in the name and on behalf of ING GET U.S. Core Portfolio, with the U.S. Securities and Exchange Commission, state securities authorities, or other governmental or regulatory entities, of such documents, as may be shown by such officers’ or officer’s execution or performance to be in the officers’ or officer’s judgment necessary or desirable, the taking of such action by an officer or officers of IVIT to be conclusive evidence that the same is authorized by the Board, including, but not limited to, the dissolution of the GET U.S. Core Portfolio.

By:
Huey P. Falgout, Jr.
Secretary

Dated: